EXHIBIT 10.3

                    New Employment Terms - Louis Scafuri


17 May 2000



Louis Scafuri
Chief Operating Office
ESC Medical System


                            New Employment Terms

Dear Lou:

Following your appointments as Chief Operating Officer we have agreed to amend your employment terms as follows:

1. Effective April 1, 2000 you will be entitled to a salary raise of 10% (i.e. $ 25,000 per annum). You may elect to accept this raise in the form of additional salary or as a car allowance.

2. You will be entitled to the pro-rata share of your annual bonus for Q1,2000 (i.e. $ 50'000).

3. Your bonus plan for the period April to December 2000 will be amended and will incorporate corporate sales and net income goals for this period as set out in the budget. Your bonus will be set according to the level of achievement:

  100% achievement of corporate sales and net income figures          $187,500
  110% achievement of corporate sales and net income figures          $262,500
  120% achievement of corporate sales and net income figures          $337,500
  125% or higher achievement of corporate sales and net income budget $375,000


   I welcome you to new position and wish you the best of success.


   Best Regards,


   Yacha Sutton
   CEO and president